Exhibit 99.1

March 21, 2025

Dear Stockholder:

On March 21, 2025, the board of directors (“Board”) of SmartStop Self Storage REIT, Inc. (“SmartStop,” “we,” “us,” “our”), as a result of our continued efforts to provide liquidity to stockholders, has approved the suspension of our Distribution Reinvestment Plan (“DRP”). Our DRP is now suspended, such that distributions for the month of March 2025, payable in April 2025, will be paid in cash. Furthermore, distributions declared by the board for any future months will be paid to our stockholders in cash until such time as our Board may approve the resumption of the DRP, if ever.

Further, the Board believes it would be in the best interests of the Company to complete a one-for-four reverse stock split of all outstanding shares of the Company’s common stock (the “Reverse Split”). Accordingly, the Reverse Split was completed on March 20, 2025 and every four shares of common stock was automatically changed into one share of common stock.

Please note that while the number of shares decreased, the total value of your holdings remained the same. In addition, there was no impact on any stockholder voting rights or ownership as a result of the Reverse Split. Please refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2025 for more information on the DRP and Reverse Split.

Thank you for your continued investment and trust in SmartStop Self Storage REIT.

Continued successes,

H. Michael Schwartz

Chief Executive Officer